Matthews International Corporation
Corporate Office
Two NorthShore Center
Pittsburgh, PA  15212-5851
Phone: (412) 442-8200
Fax:  (412) 442-8290

                                         Exhibit 99.1
Release date: November 15, 2012	Contact:	Steven F. Nicola
Chief Financial Officer, Secretary &
Treasurer
412-442-8262

MATTHEWS ANNOUNCES DIVIDEND INCREASE; REPORTS FISCAL 2012 FOURTH QUARTER RESULTS
•	QUARTERLY DIVIDEND INCREASED 11% TO $0.10 PER QUARTER
•	FOURTH QUARTER 2012 GAAP EARNINGS OF $0.47 PER SHARE; ADJUSTED EARNINGS OF $0.61 PER SHARE
•	COST REDUCTION PROGRAMS AND ACCELERATION OF ERP IMPLEMENTATION INITIATED

PITTSBURGH, PA, November 15, 2012 - Matthews International Corporation (NASDAQ GSM: MATW) today announced earnings for the quarter ended September 30, 2012.

Net income attributable to the Company was $13.0 million for the quarter ended September 30, 2012, representing $0.47 per share.  On a non-GAAP adjusted basis, earnings for the current quarter were $0.61 per share (a reconciliation of non-GAAP financial information is provided in the table below).

Earnings for the fiscal 2012 fourth quarter were impacted by costs resulting from the implementation of a new ERP system for the Cemetery Products (formerly Bronze) segment and charges related to cost structure improvement initiatives in several of the Company’s businesses.  In addition, an increase in pension and post-retirement costs (resulting principally from a decline in discount rates) and an unfavorable change in foreign currency rates also affected earnings comparability.

Net income attributable to the Company was $20.7 million, or $0.71 per share, for the fiscal 2011 fourth quarter.  On a non-GAAP adjusted basis, earnings for the fiscal 2011 fourth quarter were $0.75 per share.

Sales for the fiscal 2012 fourth quarter were $230.1 million, compared to $239.8 million in the same quarter a year ago.  Changes in foreign currency values (principally the Euro) against the U.S. dollar were estimated to have an unfavorable impact of approximately $7.4 million on the Company’s sales.  Fiscal 2012 fourth quarter consolidated sales reflected higher sales for the Marking and Fulfillment Systems (formerly Marking Products) and Merchandising Solutions segments, which were offset by lower sales for the Graphics Imaging segment.

Matthews International Corporation                               2 of 6                                                                    November 15, 2012

For the year ended September 30, 2012, net income attributable to the Company was $55.8 million, representing $1.98 per share.  On a non-GAAP adjusted basis, earnings for the current fiscal year were $2.34 per share.  Net income attributable to the Company was $72.4 million, or $2.46 per share, for fiscal 2011.  On a non-GAAP adjusted basis, fiscal 2011 earnings were $2.60 per share.

Sales for the year ended September 30, 2012 were $900.3 million, compared to $898.8 million a year ago.  Fiscal 2012 reflected sales growth in the Company’s Marking and Fulfillment Systems, Merchandising Solutions and Cremation segments.  Changes in foreign currency values against the U.S. dollar were estimated to have an unfavorable impact of $18.4 million on the Company’s consolidated sales.

In the Memorialization group, the Cemetery Products and Cremation segments reported higher sales for the current quarter.  The acquisition of Everlasting Granite and higher cremation equipment unit volume in the United States were the main contributors to these increases.  Funeral Home Products segment sales were relatively flat compared to the same quarter last year reflecting lower unit volume offset by an improvement in sales mix.  Sales for the Cemetery Products and Funeral Home Products segments for the current quarter were unfavorably affected by a decline in the number of deaths in the United States.  In addition, cost reduction initiatives in each of the Memorialization businesses and costs related to the ERP implementation for the Cemetery Products segment impacted fourth quarter operating profit for the Memorialization group compared to a year ago.

In the Brand Solutions group, the Merchandising Solutions and Marking and Fulfillment Systems segments each reported higher operating results for the current quarter as a result of increased sales volume.  In addition, operating results for the Marking and Fulfillment Systems segment included the benefit of an acquisition completed in the fiscal 2011 fourth quarter.  The Graphics Imaging segment reported a decline in sales for the fiscal 2012 fourth quarter compared to a year ago.  Lower sales in the segment’s European markets, including the impact of unfavorable currency rate changes, were a significant factor in the decline.  In addition, the segment incurred unusual charges for the current quarter and fiscal year related to recent acquisition activity and several cost reduction initiatives.

In discussing the Company’s quarter and year-to-date results, Joseph C. Bartolacci, President and Chief Executive Officer, stated:

Matthews International Corporation                                                              3 of 6                                                            November 15, 2012

“Our adjusted (non-GAAP) earnings for the fiscal 2012 fourth quarter were generally in line with our expectations.  As we anticipated, three significant factors that affected our results through the end of the third quarter continued into the fourth quarter, which included:  the impact of the decline in U.S. deaths on sales of bronze memorial and casket products, a slow-down in our European markets (including the impact of a decline in the value of the Euro), and costs and related inefficiencies in connection with the ERP implementation in our Cemetery Products segment.  However, demand for the products and services of our Merchandising Solutions and Marking and Fulfillment Systems businesses also remained solid during the recent quarter.  In addition, Cremation equipment sales volume continued to grow domestically.

“As we disclosed in July 2012, we recently initiated more aggressive cost reduction programs and accelerated our initiatives to resolve the remaining ERP implementation issues, which resulted in additional one-time costs in the fiscal 2012 fourth quarter.  These initiatives are progressing very well but are still ongoing, which will result in further one-time costs during fiscal 2013.  Excluding unusual costs, based on our current forecasts, we are projecting adjusted (non-GAAP) earnings per share to be in the range of $2.45 to $2.55 for fiscal 2013.”
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The Board of Directors of Matthews International Corporation also declared, at its regularly scheduled meeting on Thursday, November 15, 2012, a dividend of $0.10 per share on the Company’s common stock for the quarter ended September 30, 2012, representing an increase of 11%.

Mr. Bartolacci stated:  “This dividend increase demonstrates the continued confidence of the Company’s Board of Directors and management in the strategies and opportunities for growth of Matthews.”

The dividend is payable December 10, 2012 to stockholders of record November 26, 2012.

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Matthews International Corporation                                                               4 of 6                                                    November 15, 2012

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and brand solutions.  Memorialization products consist primarily of bronze and granite memorials and other memorialization products, caskets and cremation equipment for the cemetery and funeral home industries.  Brand solutions include graphics imaging products and services, marking and fulfillment systems, and merchandising solutions.  The Company’s products and services include cast bronze and granite memorials and other memorialization products; caskets; cast and etched architectural products; cremation equipment and cremation-related products; mausoleums; brand management; printing plates and cylinders, pre-press services and imaging services for the primary packaging and corrugated industries; marking and coding equipment and consumables, and industrial automation products for identifying, tracking, picking and conveying consumer and industrial products; and merchandising display systems and marketing and design services.

Any forward-looking statements contained in this press release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct.  Factors that could cause the Company’s results to differ materially from the results discussed in such forward-looking statements principally include changes in economic conditions, competitive environment, death rate, foreign currency exchange rates, and technological factors beyond the Company’s control.

Matthews International Corporation                                                               5 of 6                                                      November 15, 2012

MATTHEWS INTERNATIONAL CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited) (In Thousands, except Share Data)
	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2011	2012	2011	2012
Sales	$239,815	$230,081	$898,821	$900,317
Operating Profit	$32,984	$21,852	$118,516	$93,577
Income before Taxes	$31,770	$19,096	$112,016	$83,921
Income Taxes	$(11,123)	$(6,889)	$(38,556)	$(28,717)
Net Income	$20,647	$12,207	$73,460	$55,204
Non-Controlling Interests	$49	$768	$(1,088)	$639
Net Income attributable to Matthews	$20,696	$12,975	$72,372	$55,843
Earnings per Share – Diluted	$0.71	$0.47	$2.46	$1.98

Matthews International Corporation                                                                        6 of 6                                                      November 15, 2012

The Company periodically provides information derived from consolidated financial data which is not presented in the consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”).  Certain of this information are considered “non-GAAP financial measures” under the U.S. Securities and Exchange Commission rules.  The Company believes that this information provides management and investors with a useful measure of the Company’s operating results on a comparable basis.  These non-GAAP financial measures are supplemental to the Company’s GAAP disclosures and should not be considered an alternative to the GAAP financial information.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION (Unaudited)
	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2011	2012	2011	2012	Projected 2013
Earnings per share, as reported	$0.71	$0.47	$2.46	$1.98	$2.15 - $2.25
Pension and postretirement expense adjustment (1)	0.04	0.05	0.16	0.20	0.18
ERP implementation costs	--	0.05	--	0.09	0.04 - 0.06
Cost structure initiatives, including severance	--	0.06	--	0.09	0.05 - 0.10
Acquisition-related and other items	--	(0.02)	--	--	--
Income tax adjustments	--	--	(0.02)	(0.02)	--
Earnings per share, as adjusted	$0.75	$0.61	$2.60	$2.34	$2.45 - $2.55

Note: All per-share amounts are net of tax.
(1)
The non-GAAP adjustment to pension and postretirement expense represents the add-back of the non-service related components of these costs.  Non-service related components include interest cost, expected return on plan assets and amortization of actuarial gains and losses.  The service cost and prior service cost components of pension and postretirement expense are considered to be a better reflection of the ongoing service-related costs of providing these benefits.  The other components of GAAP pension and postretirement expense are primarily influenced by general market conditions impacting investment returns and interest (discount) rates.  Please note that GAAP pension and postretirement expense or the adjustment above are not necessarily indicative of the current or future cash flow requirements related to these employee benefit plans.